UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 12, 2015

AVID TECHNOLOGY, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	1-36254	04-2977748
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

75 Network Drive, Burlington, Massachusetts 01803
(Address of Principal Executive Offices)  (Zip Code)

(978) 640-6789
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

⎕ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⎕ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⎕ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⎕ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
Merger Agreement
On April 12, 2015, Avid Technology, Inc. (“Avid” or the “Company”), entered into a Transaction Agreement and Plan of Merger (the “Merger Agreement”), with Orad Hi-Tec Systems Ltd. (“Orad”), an Israeli company listed on the Frankfurt stock exchange, and with a wholly owned subsidiary of Avid (“Merger Sub”). Avid has agreed to acquire Orad and its subsidiaries on the terms and subject to the conditions set forth in the Merger Agreement, as described below, and at the closing of the transactions contemplated by the Merger Agreement (the “Closing”), Merger Sub will merge with and into Orad, with Orad being the surviving corporation and becoming a wholly owned subsidiary of Avid (the “Merger”).
Pursuant to the terms of the Merger Agreement, at the effective time of the Merger, each issued and outstanding share of Orad common stock will be canceled and converted into the right to receive consideration equal to €5.67 in cash, without interest. This consideration represents an enterprise value of approximately $60 million.
The Merger Agreement contains customary conditions to the respective obligations of Avid on one hand, and Orad, on the other hand, to effect the Closing including: (1) the approval of the Merger Agreement by holders of 75% of shares of Orad represented at the shareholder vote; (2) no order or other action by a governmental entity that makes illegal, restrains or enjoins the Merger; (3) the accuracy of the representations and warranties of Orad, in the case of Avid’s obligation to close, and of Avid, in the case of Orad’s obligation to close, in each case subject to material adverse effect exceptions; (4) the performance in all material respects by Orad, in the case of Avid’s obligation to close, and by Avid, in the case of Orad’s obligation to close, in each case of its respective obligations under the Merger Agreement; (5) in the case of Avid’s obligations to close, no occurrence of an event that would reasonably be expected to have a material adverse effect on Orad; and (6) approval of the Israeli Investment Center.
Avid, Merger Sub and Orad each have made, as the case may be, customary representations, warranties and pre-closing covenants in the Merger Agreement. Orad’s covenants include, among other things, not to solicit or initiate discussions with third parties regarding alternative transactions and to respond to proposals regarding such alternative transactions only in accordance with the terms of the Merger Agreement. Orad also covenants and agrees to conduct its business subject to certain limitations set forth in the Merger Agreement during the period between the execution of the Merger Agreement and the completion of the Merger, subject to certain exceptions. Avid’s representations include, among other things, that it will have the financing required to complete the transaction.
The Merger Agreement may be terminated at any time prior to the Closing by mutual written consent of Orad and Avid, and under certain other conditions, including in the event that the Merger is not consummated by October 12, 2015 (the “Outside Date”). Either party may also terminate the Merger Agreement if the requisite Orad shareholder approval has not been obtained, if an order permanently restraining, enjoining, or otherwise prohibiting consummation of the Merger shall become final and non-appealable or if the other party shall have breached any representations and warranties made in, or obligations under, the Merger Agreement and such uncured breach would cause a failure of the other party’s conditions to close the Merger. In addition, Avid may terminate the Merger Agreement due to a change in recommendation by the board of directors of Orad or Orad’s material breach of its covenants regarding discussions with third parties regarding the authorization of or entry into an alternative acquisition agreement.
Additionally, Avid has entered into Voting and Support Agreements with certain shareholders of Orad, which in total represent a majority of the shares in Orad, under which they agree to vote their shares in favor of the Merger.
In certain circumstances in which the Merger Agreement is terminated, including in the event of a termination due to a change in recommendation by the board of directors of Orad or if in certain instances where Orad breaches its non-solicitation obligations, Orad must pay Avid a termination fee of $3.0 million.
Financing Commitment
On April 12, 2015, Avid entered into a financing commitment letter (the “Commitment Letter”) with Providence Debt Fund III L.P., Benefit Street Partners SMA-C L.P., PECM Strategic Funding L.P., Benefit Street Partners Capital Opportunity Fund L.P. and Benefit Street Partners SMA LM L.P. (collectively “Lenders”). Under the Commitment Letter, the Lenders have agreed to provider a five-year secured term loan in an aggregate principal amount of $100 million (the “Term Loan”) for the purpose of financing the consideration payable under the terms of the Merger Agreement and fund the Company's general working capital requirements. The terms, conditions and covenants described in the Commitment Letter are subject to the negotiation, execution and delivery of definitive credit documents. Accordingly, some of the actual terms, conditions and covenants of the new Term Loan when entered into may differ in important respects from those we describe in this current report.
The Lenders' obligations to provide funding under the Commitment Letter are subject to Avid’s compliance with customary terms and conditions precedent for such borrowing as set forth in the Commitment Letter including (i) the execution and delivery by Avid of definitive documentation consistent with the Commitment Letter (which may not be later than July 31, 2015), (ii) that Avid shall have entered into a working capital facility of up to $60 million (in form and substance reasonably satisfactory to the Lenders) and have a minimum availability under such credit facility, (iii) that the Merger shall be consummated in accordance with the terms of the Merger Agreement contemporaneously with the funding of the initial Term Loan, (iv) that a pro forma leverage ratio taking into account the initial funding of the term loan and the closing of the Merger is met, (v) the absence of certain defaults or events of a material adverse effect to Avid, and (v) the making of customary specified representations and warranties regarding Avid and Orad.
The Commitment Letter provides that borrowings outstanding under the facilities will bear interest, at Avid’s option, at an annual rate equal to a reference rate plus margin of 5.25% or LIBOR plus 6.50%. The Term Loan would be payable at a rate of 0.25% of the principal amount per quarter as of the first full quarter following the closing, with the full remaining balance due at maturity. Avid would, subject to certain pre-payment premiums (applicable for the first 24 months of the Term Loan) be able to prepay the credit facilities.
The Term Loan is contemplated to be subject to customary representations, warranties and covenants, including a financial covenant with respect to the Company’s leverage ratio. It is contemplated that the Term Loan will be secured by perfected first priority liens on all or substantially all real, personal and mixed property and assets of the Company and the guarantors (other than cash, inventory and receivables) and all the equity interests of the Company's subsidiaries, and second priority liens on any cash, inventory and receivables that secure a working capital loan on a first lien basis.
The foregoing descriptions of the Merger Agreement, Voting and Support Agreement and Commitment Letter do not purport to be complete and are subject to, and qualified in their entirety by, and should be read in conjunction with, the full text of the Merger Agreement, Voting and Support and Commitment Letter, which are filed as Exhibits 2.1, 10.1 and 10.2, respectively, to this current report on Form 8-K and incorporated herein by reference. In addition, the representations, warranties and covenants made in the Merger Agreement and Commitment Letter by the parties thereto are qualified by and subject to important exceptions and other limitations agreed to by the parties thereto in connection with negotiating the terms and conditions of such agreements. The representations, warranties and covenants contained in the Merger Agreement and the Commitment Letter were made only for purposes of such agreements and as of specific dates, were solely for the benefit of the parties thereto, may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the contracting parties instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors are not third-party beneficiaries under these agreements and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the parties thereto or any of their respective subsidiaries or affiliates. Also, the representations and warranties do not purport to be accurate as of the date of filing of this current report on Form 8-K, and the subject matter thereof may have changed since the date of the Merger Agreement or Commitment Letter, and any subsequent developments or new information affecting or relating to any of such representations or warranties may not have been described in this current report on Form 8-K. Furthermore, any factual disclosures in the Merger Agreement, the Commitment Letter or this current report on Form 8-K may be supplemented, updated or modified by disclosures contained in, and should be considered in conjunction with, reports and other matters Avid files with, or furnishes to, the Securities and Exchange Commission or otherwise publicly discloses.

Item 7.01 Regulation FD Disclosure

On April 12, 2015, the Company issued a press release announcing the Merger. A copy of the press release is furnished herewith as Exhibit 99.1. On that date the Company also made a presentation relating to the transactions described herein available on its website (“Presentation”). Furnished herewith as Exhibit 99.2 is the Presentation and as Exhibit 99.3 the written script for the Presentation (“Script”).

Limitation on Incorporation by Reference. The information furnished in this Item 7.01 and exhibits 99.1, 99.2, and 99.3 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall such information be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such a filing.

Cautionary Statement Regarding Forward Looking Statements
The information provided in this current report on Form 8-K and Exhibits 99.1, 99.2 and 99.3 hereto includes forward-looking statements that involve risks and uncertainties. Such statements are made in reliance upon the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements include but are not limited to: statements about the expected timing and completion of the proposed transaction and financing; the anticipated benefits of the proposed transaction, including estimated synergies; the effects of the proposed transaction, including effects on future financial and operating results; the terms of the committed financing and extension or refinancing of the existing working capital loan; and other statements that are not historical facts. Among the risks and uncertainties that could cause actual results to differ from those described in forward-looking statements are the following: the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; the possibility that Orad’s shareholders may not approve the merger agreement or that required regulatory approval is not obtained; the risk that financing for the proposed transaction may not be obtained on anticipated terms or at all; the risk that we may not be able to refinance or extend our existing working capital loan on favorable terms or at all; risks related to disruption of management time from ongoing business operations due to the proposed transaction; the risk that Avid may fail to realize the benefits expected from the proposed transaction; the risk that the integration of Orad into Avid may not progress as anticipated; the risk that any announcements relating to the proposed transaction could have adverse effects on the market price of Avid’s common stock; and the risk that the proposed transaction and its announcement could have an adverse effect on the ability of Avid and Orad to retain customers and retain and hire key personnel and maintain relationships with their suppliers and customers; and on their operating results and businesses generally. The risks included above are not exhaustive. Other factors that could adversely affect Avid’s business and prospects are described in the filings made by Avid with the SEC. Avid expressly disclaims any obligation or undertaking to update or revise any forward-looking statements whether as a result of new information, future events or otherwise.
Item 9.01 - Financial Statements and Exhibits
(d) Exhibits.
The following exhibits are filed herewith:

2.1	Agreement and Plan of Merger, dated as of April 12, 2015, by and among Orad Hi-Tech Solutions Ltd., Avid Technology, Inc., and Messinio Ltd*
10.1	Form of Voting and Support Agreement between Avid Technology, Inc. and certain shareholders of Orad Hi-Tech Solutions Ltd.
10.2	Commitment Letter, dated April 12, 2015, by and between Avid Technology, Inc. and the Lenders specified therein
99.1	Press Release, dated April 12, 2015**
99.2	Presentation on Acquisition and Financing (April 12, 2015)**
99.3	Written Script for Presentation (April 12, 2015)**
*Schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K. Harris hereby agrees to furnish supplementally copies of any of the omitted schedules and exhibits upon request by the Securities and Exchange Commission.
**Furnished not filed

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AVID TECHNOLOGY, INC.
(Registrant)

Date: April 12, 2015	By: /s/ John W. Frederick Name: John W. Frederick Title: Executive Vice President, Chief Financial Officer and Chief Administrative Officer